Exhibit 4.3

Worthington Enterprises, Inc.
2024 Long-Term Incentive Plan

1. Purpose. The purposes of the Worthington Enterprises, Inc. 2024 Long-Term Incentive Plan (this “Plan”) are to enable selected key Employees to align the interests of the Employees with those of Worthington’s shareholders, to provide Employees with incentives to contribute to the Company’s future success, thus enhancing the value of the Company for the benefit of Worthington’s shareholders, and to enhance the ability of the Company to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. This Plan is effective on the Effective Date. Capitalized terms used and not otherwise defined in this Plan have the meanings ascribed to them in Section 15 hereof.

2. Administration. This Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of this Plan as may from time to time be adopted by the Board, to: (a) select the Employees to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Shares to be covered by each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of this Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (f) interpret and administer this Plan and any instrument or agreement entered into under this Plan; (g) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (h) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan. Decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Participant, any shareholder, and any Employee of the Company. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. The Committee, in its sole discretion, may delegate any duties associated with this Plan to any person that it deems appropriate, except that the Committee may not delegate any duties that the Committee is required to discharge to comply with applicable laws and regulations.

3. Duration and Shares.

a. Term. This Plan shall remain in effect until terminated by the Board.

b. Shares Subject to this Plan. The maximum number of Shares in respect of which Awards may be granted under this Plan, subject to adjustment as provided in Section 3(c) of this Plan, shall be equal to the sum of (i) 8,000,000, and (ii) the number of Shares subject to the awards outstanding under the Prior Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares). Notwithstanding the foregoing, no Participant may be granted Awards in any one calendar year with respect to more than 500,000 Shares.

For the purpose of computing the total number of Shares available for Awards under this Plan, there shall be counted against the foregoing limitations the number of Shares subject to issuance upon exercise or settlement of Awards. For purposes of clarity, the Committee may make reasonable estimates of the numbers of Shares that are expected to be issued in connection with a Performance Award, provided that the total number of Shares actually issued in connection with the Plan may not exceed the maximum. Shares which were previously subject to Awards shall again be available for Awards under this Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or property other than Shares or exchanged for other Awards including any withholding or surrender of Shares to pay taxes (to the extent of such forfeiture, termination, withholding, surrender or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued. Any Shares which are used as full or partial payment to Worthington by a Participant of the option price of Shares upon exercise of an Option shall again be available for Awards under this Plan.

Shares which may be issued under this Plan may be either authorized and unissued Shares or issued Shares which have been reacquired by Worthington. No fractional Shares shall be issued under this Plan.

c.
Changes in Shares. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin off, exchange of shares or similar transaction or other change in corporate structure or capitalization affecting the Shares or the price thereof, such adjustments and other substitutions shall be made to this Plan and to the Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class and kind of Shares which may be delivered under this Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under this Plan, and in the number, class and kind of Shares subject to Awards granted under this Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number. Any adjustment made pursuant to this Section 3(c) shall be made consistent with the requirements of Section 409A of the Code, to the extent applicable.

d. Prohibition on Repricing. Except for adjustments made pursuant to Section 3(c) of this Plan, in no event may the Committee, without obtaining the approval of Worthington’s shareholders: (a) amend the terms of an outstanding Award to reduce the option price of an outstanding Option or the grant price of an outstanding Stock Appreciation Right; (b) cancel an outstanding Option or Stock Appreciation Right in exchange for Options or Stock Appreciation Rights with an option price or grant price, as applicable, that is less than the option price or grant price of the original Option or Stock Appreciation Right; (c) cancel an outstanding Option or Stock Appreciation Right with an option price or grant price, as applicable, which is above the current Fair Market Value of the Shares underlying the Option or Stock Appreciation Right in exchange for another Award, cash or other securities; (d) take any other action that is treated as a “repricing” under generally accepted accounting principles; or (e) take any other action that has the effect of “repricing” an Award, as defined under the rules of the securities exchange or other recognized market or quotation system on which the Shares are then listed or traded.

4. Eligibility. Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

5. Options. Options may be granted hereunder to Participants, either alone or in addition to other Awards granted under this Plan. Any Option granted under this Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall deem desirable. The provisions of Options need not be the same with respect to each Participant.

a. Option Price. The option price per Share purchasable upon exercise of an Option shall be determined by the Committee in its sole discretion; provided that such option price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

b.
Option Period. Subject to Section 12(b), the term of each Option shall be fixed by the Committee in its sole discretion.

c. Exercisability. Options shall be exercisable at such time or times as determined by the Committee.

d. Method of Exercise. Subject to the other provisions of this Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares already owned by the Participant or other consideration (including, where permitted by law, by delivery or surrender of outstanding vested and exercisable Awards, including through the withholding of Shares which would otherwise be issued in connection with the exercise of a vested and exercisable Option), having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration unless the Committee may otherwise specify in the applicable Award Agreement.

6. Stock Appreciation Rights. Stock Appreciation Rights may be granted hereunder to Participants, either alone or in addition to other Awards granted under this Plan, and may, but need not, relate to a specific Option granted under Section 5. Any Stock Appreciation Right granted under this Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Stock Appreciation Right shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall deem desirable. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant.

a. Term. Subject to Section 12(b), the term of each Stock Appreciation Right shall be fixed by the Committee in its sole discretion.

b.
Exercisability. Each Stock Appreciation Right shall be exercisable at such time or times as determined by the Committee.

c. Method of Exercise. Subject to the other provisions of this Plan and any applicable Award Agreement, any Stock Appreciation Right may be exercised by the Participant in whole or in part at such time or times.

7. Restricted Stock and Restricted Stock Units.

a. Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

b. Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the restriction period, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

c. Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, a requirement that the Participant pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, acceleration of a restriction period based on the achievement of performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Committee upon vesting of such Restricted Stock or Restricted Stock Units.

An Award of Restricted Stock or Restricted Stock Units shall have a minimum vesting period of one year from the date of its grant with no vesting prior to the first anniversary of the grant date, except that this minimum vesting condition need not apply (i) in the case of the death or disability of the Participant or termination of employment of a Participant in connection with a Change of Control, and (ii) with respect to up to an aggregate of 5% of the Shares authorized under this Plan, which may be granted (or regranted upon forfeiture) in any form permitted under this Plan without regard to such minimum vesting requirements.

Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

d. Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock awarded under this Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Restricted Stock have been satisfied or lapse. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Restricted Stock Award have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

e. Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, a Participant receiving a Restricted Stock Award will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends paid on Restricted Stock. Any dividends paid on the Restricted Stock will be subject to the same restrictions that apply to the Restricted Stock with respect to which the dividend was paid.

A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. A Participant shall have no dividend rights with respect to any Restricted Stock Units granted hereunder unless the Participant is also granted Dividend-Equivalent Rights. Any Participant selected by the Committee may be granted Dividend-Equivalent Rights in connection with any Award other than an Option or SAR based on the dividends declared on Shares that are subject to the Award to which they relate, to be accrued as of dividend payment dates, during the period between the date the Award is granted and the date the Award vests or expires, as determined by the Committee. Such Dividend-Equivalent Rights shall be converted to cash or Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing or any provision of this Plan to the contrary, if any Award for which Dividend-Equivalent Rights have been granted has its vesting or grant dependent upon the satisfaction of (i) a service condition, (ii) one or more performance conditions, or (iii) both a service condition and one or more performance conditions, then such Dividend-Equivalent Rights shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. For purposes of clarity, no amount shall be paid or settled in connection with a Dividend-Equivalent Right until the underlying Award is paid or settled.

f. Section 83(b) Election. The Committee may provide in an Award Agreement that any Restricted Stock Award is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

8. Performance Awards. Performance Awards may be issued hereunder to Participants, either alone or in addition to other Awards granted under this Plan, for such consideration as determined by the Committee, in its sole discretion. The performance criteria to be achieved during any Performance Period, the length of the Performance Period and the other terms and conditions with respect to the Performance Award shall be determined by the Committee upon the grant of each Performance Award. Performance Awards may be paid in cash, Shares or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period and achievement of the applicable performance levels. The maximum grant date value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of any Performance Award made in any one calendar year shall be $10,000,000. The provisions of Performance Awards need not be the same with respect to each Participant.

9. Unrestricted Stock and Other Awards.

a. Other Stock Awards Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (collectively, “Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under this Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine.

b. Cash-Based Award. The Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine in its sole discretion.

c. Terms and Conditions. Other Stock Unit Awards granted under this Section 9 may be issued for such consideration as determined by the Committee in its sole discretion. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 9 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded. The terms and conditions and other provisions with respect to Other Stock Unit Awards shall be determined by the Committee. The provisions of Other Stock Unit Awards need not be the same with respect to each Participant.

10. Change in Control Provisions.

a. Impact of Event. Notwithstanding any other provision of this Plan to the contrary, but subject to the provisions of Section 10(c), in the event of a Change in Control:

i. Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; provided, that in the case of a Participant holding a Stock Appreciation Right who is subject to Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable unless it shall have been outstanding for at least six months at the date such Change in Control is determined to have occurred. Any Option and Stock Appreciation Right outstanding on the date of such Change in Control shall either (A) be adjusted to maintain the intrinsic value of the Award on the date of the Change in Control as described in Section 3(c), or (B) cash out the intrinsic value of the Option and Stock Appreciation Right by treating the Award as if it had been exercised on the date of the Change in Control.

ii. The restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

iii. All Performance Awards shall be considered to be earned and payable in full, and any other restriction shall lapse and such Performance Awards shall be immediately settled or distributed. For purposes of clarity, any performance conditions shall be treated as satisfied at the greater of (A) actual performance during the Performance Period through the date of such Change in Control, and (B) target performance.

iv. The restrictions and other conditions applicable to Restricted Stock Units, any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions or conditions and become fully vested and transferable to the full extent of the original grant.

b. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, equity and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.

11. Amendments and Termination. The Board may amend, alter or discontinue this Plan or any outstanding Award, but no amendment, alteration, or discontinuation shall be made (a) that would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent, or (b) without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

12. General Provisions.

a. No Assignment. Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Awards which have not been issued or as to which any applicable restriction, performance period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. In the absence of any such beneficiary designation, any Awards that remain outstanding at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or the Participant’s executor, administrator, or legal representative. Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

b. Term of Awards. The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of 10 years from the date of its grant.

c. No Right to Award. No Employee or Participant shall have any claim to be granted any Award under this Plan and there is no obligation for uniformity of treatment of Employees or Participants under this Plan.

d. Written Agreement Required. The prospective recipient of any Award under this Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to Worthington, and otherwise complied with the then applicable terms and conditions.

e. Adjustments. The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event Worthington shall assume outstanding employee benefit awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under this Plan as it shall deem appropriate.

f. Cancellations and Forfeitures. The Committee shall have full power and authority to determine whether, to what extent, and under what circumstances, any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any non-substantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

To the maximum extent permitted by applicable law, in the event a Participant terminates his or her employment with the Company for any reason whatsoever, and within 18 months after the date thereof becomes associated with, employed by, renders services to, or owns any interest in (other than any non-substantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee, the Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise) by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant’s termination of employment with the Company.

g. Securities Laws Restrictions. No Shares shall be issued under this Plan unless counsel for Worthington shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. All certificates for Shares delivered under this Plan pursuant to any Award shall be subject to such share transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

h. Payment Requirements. Except as otherwise required in any applicable Award Agreement or by the terms of this Plan, recipients of Awards under this Plan shall not be required to make any payment or provide consideration other than the rendering of services.

i. Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount, or such higher withholding elected by the Participant provided that such higher withholding would not have a negative accounting impact for the Company, to satisfy federal, state, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. As soon as practicable after the date as of which the amount first becomes includible in the gross income of the Participant, the Participant shall pay to the Company, or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, provincial, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

Unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the taxes in cash or transferring to the Company Shares owned by the Participant that would satisfy no less than minimum statutory total tax but no more than the maximum statutory total tax with respect to the Company’s withholding obligation, the Participant shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy no less than the minimum statutory total tax and, in the Committee’s discretion, up to the maximum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made by the Participant in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

j. Other Arrangements. Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is otherwise required, and such arrangements may be either generally applicable or applicable only in specific cases.

k. Applicable Law. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

l. Invalid Provisions. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

m. Foreign Nationals. Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

n. No Right to Employment. Neither the adoption of this Plan nor the granting of any Award shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

o. Treatment as Compensation for Other Purposes. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under this Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any other Company plans. This Plan notwithstanding, the Company may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward employees for their service with the Company.

p. Clawback. Any Award issued under this Plan will be subject to any clawback policy developed by the Board or the Committee, whether such Award was granted before or after the effective date of any such clawback policy.

14. Effective Date of this Plan. This Plan became effective on the Effective Date.

15. Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

a. “Acquiring Person” shall mean any Person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of the Shares then outstanding.

b. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act

c. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Other Stock Unit Award, Cash-Based Award or any other right, interest, or option relating to Shares granted pursuant to the provisions of this Plan.

d. “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder.

e. “Board” shall mean the Board of Directors of Worthington.

f. “Cash-Based Award” shall mean an Award, denominated in cash, granted to a Participant as described in Section 9(b).

g. A “Change in Control” shall have occurred when any Person (other than (i) the Company, (ii) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii) any Person who, on the Effective Date of this Plan, was an Affiliate of the Company owning in excess of 10% of the outstanding shares of Worthington and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of the Shares then outstanding; provided, however, that with respect to any Award subject to Section 409A of the Code that is settled or distributed upon the occurrence of a Change in Control, no settlement or distribution of such Award shall be made unless the Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code.

h. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

i. “Committee” shall mean the Compensation Committee of the Board, composed of no fewer than three directors, each of whom is a Non-Employee Director and an “outside director” within the meaning of Section 162(m) of the Code.

j. “Company” shall mean Worthington and its subsidiaries, direct and indirect. Subsidiaries of Worthington shall include (i) any entity of which Worthington owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, if the entity is a corporation, or of the capital or profits interests, if the entity is a partnership or another form of entity and (ii) any other entity in which Worthington has a 20% or greater direct or indirect equity interest and which is designated as a “Subsidiary” by the Committee for purposes of this Plan; provided, however, that with respect to any Award that is subject to Section 409A of the Code, “Company” shall mean Worthington and its subsidiaries with whom Worthington would be considered a single employer under Sections 414(b) and (c) of the Code, but modified as permitted by Treasury Regulation §1.409A-1(b)(5)(iii)(E)(1).

k. “Effective Date” shall mean September 24, 2024.

l. “Employee” shall mean any common law employee of the Company. Unless otherwise determined by the Committee in its sole discretion, for purposes of this Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a subsidiary of Worthington, even if he or she continues to be employed by such employer.

m. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

n. “Fair Market Value” means the value of one Share on any relevant date, determined under the following rules:

i. If the Shares are traded on an exchange or recognized market or quotation system on which “closing prices” are reported, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day;

ii. If the Shares are traded over-the-counter with no reported closing price, the mean between the highest bid and the lowest asked prices on the relevant date, if it is a trading day, otherwise on the next trading day; or

iii. If neither subsections (i) or (ii) of this definition apply, the fair market value as determined by the Board in good faith and consistent with any applicable provisions under the Code, except with respect to Options and SARs, in which event the fair market value as determined by the reasonable application of a reasonable valuation method taking into account all information material to the value of the Company satisfying the requirements of Section 409A of the Code.

o. “Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.

p. “Option” shall mean any right granted to a Participant under this Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

q. “Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 9 hereof.

r. “Participant” shall mean an Employee who is selected by the Committee to receive an Award under this Plan.

s. “Performance Award” shall mean any Award subject to performance criteria pursuant to Section 8 hereof.

t. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goal(s) specified by the Committee with respect to such Performance Award are to be measured.

u. “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

v. “Prior Plan” shall mean the Worthington Industries Inc. 1997 Long-Term Incentive Plan, as amended, and the Worthington Industries, Inc. Stock Option Plan, as amended.

w. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

x. “Restricted Stock Award” shall mean an award of Restricted Stock under Section 7 hereof.

y. “Shares” shall mean the common shares, without par value, of Worthington and such other securities of Worthington as the Committee may from time to time determine.

z. “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 6 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, other than in the case of substitute Awards, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

aa. “Treasury Regulations” means any regulations promulgated by the Department of Treasury and/or Internal Revenue Service under the Code.

bb. “Worthington” shall mean Worthington Enterprises, Inc., an Ohio corporation.

16. Section 409A of the Code. This Plan is intended to comply with or be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, as applicable, and shall be interpreted, administered and operated accordingly. Nothing in this Plan should be construed as a guarantee or entitlement of any particular tax treatment to a Participant. None of the Company, the Board, the Committee or any other Person shall any liability with respect to any Participant in the event this Plan fails to comply with the requirements of Section 409A of the Code.